Exhibit 4.7

DATED 1 st Day of November 2024

BETWEEN

HTL FAR EAST PTE. LTD.

(Singapore Co. No: 202444212E)

(“Buyer”)

And

HTL FURNITURE (China) CO., LTD

(Co. No: 91320583628382358X)

(“Contractor”)

CONTRACT MANUFACTURING AGREEMENT

THIS AGREEMENT is made on 1 st day of November 2024 between:

(1)	HTL FAR EAST PTE. LTD. (Singapore Co. No: 202444212E), a company incorporated in Singapore and having its business office at 229 MOUNTBATTEN ROAD, ##03-44/45, MOUNTBATTEN SQUARE, SINGAPORE 398007 (“Buyer”) ; and

(2)	HTL FURNITURE (China) CO., LTD (Co. No: 91320583628382358X), a company incorporated in The People’s Republic China and having its business office at South Wusongjiang Road, Economic Development Zone, Kunshan Jiangsu The People’s Republic of China 223005 (“Contractor”)of the other part.

WHEREAS

I.	The Buyer carries on in the design, development, manufacture and sale of the brands of leather upholstery (“the Products”) set out in Annex 1 hereto. The Buyer requires services to be provided for the manufacture of the Products and the Contractor has represented to the Buyer that it has the necessary skill and expertise to provide the requisite manufacturing services.

II.	At the direction regarding the design and specifications of Buyer, Contractor manufactures the Products and sells all of its output of such Products to Buyer or parties designated by Buyers.

III.	The parties to this Agreement are independent contractors, and neither party is, and nothing in this Agreement shall constitute either party as, the employer, principal, agent or partner of, or in a joint venture with, the other. The parties to this Agreement shall be regarded as independent contractors dealing at arm’s length.

IV.	Buyer and Contractor have agreed to enter into this Agreement to regulate the provision of the manufacturing services.

NOW THEREFORE in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged in the parties agree as follows:

1.	Provision of Manufacturing Services

1.1	During the term of this Agreement, Contractor shall provide Buyer with the services required to manufacture the Products (the “Services”) with the details of the Services and all other ancillary conditions set out in Annex 2 and Annex 3 hereto.

1.2	The Contractor shall ensure that the Services, all ancillary operations carried out in connection therewith (the “Operations”) and the Products shall comply with the specifications, quality, assurance, specifications and manufacturing capabilities specified by Buyer in writing from time to time.

1

1.3	The Contractor shall devote its entire manufacturing capacity to the production of Products to be sold to Buyer, or as prescribed in writing by Buyer. Furthermore, the Contractor shall not alter the agreed manufacturing capacity without the written consent of the Buyer .

2.	Product Fee Structure

2.1	In consideration for the service provided by the Contractor, the Buyer shall pay to the Contractor all direct costs in relation to production of the Products. plus a mark up as set forth in the Fee Structure attached as Annex 4.

2.2	The fee of the services provided is reviewed on an annual basis.

2.3	The fee structure and payment must be denominated in USD or any other currency agreed by both the Buyer and the Contractor.

A	CONTRACTOR’S OBLIGATION

3.	Exclusivity

3.1	During the term of this Contract, the Contractor shall not engage in any other business nor provide any other manufacturing services for any other entities including a natural person without the prior written consent of the Buyer.

3.2.	All persons employed by Contractor to provide and manage the Services and Operations shall be the employees of the Contactor and the Contractor shall be legally liable for their actions and welfare.

3.3	Should the Contractor deem it necessary to utilize subcontractors for the manufacturing purpose, prior written permission must be sought from the Buyer.

3.4	Within three years after termination of this contract, without the prior written consent of the buyer, the contractor shall not cooperate with any company with a similar business model or a competitive relationship with the buyer, and shall not manufacture any sofa. If the contractor violates this agreement, the buyer has the right to require the contractor to pay all its profits to the buyer without any objection from the contractor, and pay to the buyer within 7 days.

4.	Orders

4.1	The Buyer will place orders with the Contractor for Products specifying the quantity, type of Product, packaging, labeling, any other unique product specifications required in any particular case, the required date of delivery and relevant location for delivery.

4.2	All orders made and represented by the Buyer to the Contractor shall be deemed to be accepted and confirmed by the Contractor.

2

5	Supply of Materials

5.1	The suppliers of the raw materials are the buyer contacts and business partners. After the contract is terminated, the contractor shall not contact nor cooperate with the suppliers previously introduced by the buyer.

5.2	Except with the prior written consent of Buyer, the Contractor shall purchase all materials and other necessary components from the Buyer’s nominated suppliers at the Contractor’s own cost and expense.

5.3	Except with the prior written consent of Buyer, the Contractor shall not use any other materials or components in the manufacture of the Products other than those specified as required by Buyer.

6.	Delivery of Products

6.1	Contractor shall ensure that the Products manufactured will be delivered in accordance with such delivery schedules as directedby Buyer.

7.	Contract Administration

7.1	The Contractor shall maintain allrecords of the following documents:-

a.	Quality audits and monitors.
b.	Purchase Order Process Flow and Manufacturing Process Flow as set out in Annex 2 and Annex 3.

The above mentioned records which are kept by Contractor shall be made accessible to the Buyer upon request.

7.2	The Contractor shall prepare and maintain detailed accounts and records of the quantities of all Products manufactured, sold and delivered under this Agreement and of any expense, cost or other item which constitutes a component upon which the price for the Products is determined.

7.3	The Buyer shall have the right, upon prior notice to enter the Contractor’s premises and examine those books and records of the Contractor which are relevant to the determination of the fee for the Products under this Agreement.

7.4	In the event any or all of the conditions stipulated are not met or present during the carrying out of the Operations, the Contractor shall immediately do the following:

a.	Report abnormal conditions and Products affected to Buyer and undertake the necessary corrective action.

7.5	The buyer has ownership in all documents prepared and kept by the contractor in relation to this contract. Upon termination of contract, the contractor shall deliver the original documents to the buyer within 72 hours and destroy all copies, electronic materials and any other related documents.

3

8.	Product Specifications, Quality and Claims

8.1.	Contractor shall manufacture and assure that the Products specifications and quality standards adheres to the requirements as directedby the Buyer.

8.2	The Buyer will from time to time supply the Contractor with modifications to, or additional specifications and quality standards for the Products to be manufactured for, and sold by the Contractor to the Buyer and the Buyer will strictly adhere to such specifications and quality standards.

8.3	Manufacturing defects will remain the responsibility of the Contractor at all relevant times.

8.4	The Contractor is not allowed to make any changes to the specifications without the written authorizations of the Buyer.

8.5	The Contractor will indemnify the Buyer for all claims by the Buyer’s customers, arising from product defects and delivery delays.Contractor will not raise any objections in indemnifying the Buyer.

9.	Access to Manufacturing Facilities and Storage Premises

9.1	Upon reasonable prior notice, the Buyer shall at all times during the term of this Agreement be entitled to inspect any premises where Products are manufactured or stored. The Buyer shall also have reasonable access to all parts of such premises and may inspect and test such Products.

10.	Security, Insurance and Destruction

10.1	The Contractor shall take all necessary precautions to secure the areas in it’s facilities that relates in any way to this Agreement, including, but not limited to, storage areas for finished goods and refuse or disposal areas containing scrap, rejects, or other materials. The Contractor shall immediately report to The Buyer any breach or suspected breach of its security. Such report shall in no way relieve the Contractor of any of its obligations or responsibilities under this Agreement.

10.2	The Contractor, shall at its own cost and expense, take out an insurance coverage (of an amount satisfactory to the Buyer) against damage, destruction, theft or loss of its inventory on hand (including the materials and the Products), under advice from the Buyer.

4

11.	Ownership of Intangibles

11.1	Any manufacturing intangibles (such as designs, trade secrets and product formulas) and marketing intangibles (such as trade names, trademarks, and package designs) specified by Buyer for the manufacture of the Products under this Agreement remains as the property of the Buyer by virtue of this Agreement and shall not be used by the Contractor otherwise than for the performance of its obligations hereunder. Buyer represents that it owns or otherwise has or will have all necessary rights to those trademarks which are specified by Buyer for the purpose of the performance by Contractor of its obligations hereunder.

11.2	Nothing in this Agreement shall give the Contractor or any of its representatives any rights in respect of intellectual property rights, marks or goodwill related thereto, nor shall the Contractor at any time assert any right, title or interest in the foregoing.The Contractor hereby acknowledges that, except as expressly provided in this Agreement, the Contractor or its representatives shall not acquire any rights of any nature whatsoever in relation to such Intellectual Property Rights or Marks, and that all such rights and goodwill belong solely and continue to belong to Buyer.

12.	Agreement Period and Early Termination

12.1	Subject to the provision of this clause 12, this Agreement shall be effective for twenty years commencing from the date of this Agreement.

12.2	The Buyer may immediately terminate this Agreement without notice should the Contractor comes under the control of any third party or parties other than by which it is controlled at the date of this Agreement.

12.3	The Buyer may also terminate this Agreement for non-compliance with the specifications or any other criteria set forth in this Agreement. The Buyer shall not be liable for any compensation to the Contractor as a result of any early termination.

12.4	If the Contractor enters bankruptcy proceedings during the performance of the contract, the buyer has the right to decide to terminate the contract without bearing any losses caused to the contractor.

12.5	Termination for Change of Control. If the Contractor is directly or indirectly controlled by any third party entity, the Buyer may terminate this Contract immediately without written notice to the Contractor.

12.6	The Contractor shall, within seven (7) days after the contract is terminated, send or destroy or dispose of all samples of the Products and all materials related to the Products in the Contractor’s then possession to the Buyer within seven (7) days.

12.7	After the contract is terminated, the Contractor shall immediately cease all activities.

5

13.	Confidentiality

13.1	The Contractor agrees that all technical data supplied to the Contractor by the Buyer hereunder including but not limited to all data, designs, drawings, plans, specifications, samples, and any and all other memoranda, material and written information which may be or has been furnished to the Contractor by the Buyer shall be kept confidential and shall not be disclosed to any other party other than the Contractor’s employees on a need to know basis.

13.2	The Contractor shall take all reasonable precautions against disclosure of the technical data with at least the same degree of care as it uses for its own information or material which it does not want disclosed. All reasonable means of preventing its employees from disclosing technical data to persons outside its company must also be employed.

13.3	The Contractor shall within seven (7) days after the termination or expiration of this Agreement, forward to the Buyer, or to its designee, all technical data which may be in its possession or control and the Contractor shall thereafter make no further use, either directly or indirectly, of any such technical data.

13.4	Parties agree that suppliers names and list are confidential information.

14.	Compliance with Laws

14.1	To the extend application hereto, the Contractor shall comply with all laws, regulations, governmental policies and guidelines.

14.2	The Contractor must obtain any license and authorization necessary for the manufacture of the Products.

B	BUYER’S OBLIGATION

In consideration of the delivery of the products in accordance to the Buyer’s purchase order, the Buyer agrees to pay the Contractor all invoices due based on the Fee Structure set out in Annex 4.

15.	Payment

15.1	The Buyer shall pay the fee as per contracted within ninety (90) Singapore working days after receipt of the invoices.

15.2	All prices computed shall be based on FOB (at the named port of departure). The Buyer is obliged to reimburse the Contractor for all costs resulting from a change in incoterms.

16.	Product Specifications and Claims

16.1	The Buyer may make changes to the specifications of the Products at any time it desires PROVIDED HOWEVER that if the Buyer makes such changes, it shall provide appropriate change notices to the Contractor. If such changes adversely affect productivity, the Contractor shall promptly notify the Buyer.

16.2	Upon transfer of title to the Products, Contractor will continue to be responsible for, and bear the risk of loss relating to, product warranties and product liability with respect to the Products.

C	MISCELLANOUS

17	Miscellaneous

17.1	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

17.2	This agreement shall be governed by, and construed in accordance with the laws of Singapore. Any disputes shall be subject to the exclusive jurisdiction of the Singapore Courts.

6

IN WITNESS WHEREOF, Buyer and Contractor have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Signed by	)	/s/ Phua Yong Pin
for and on behalf of	)
HTL FAR EAST PTE. LTD.	)
(Singapore Co. No: 202444212E))		Name:	Phua Yong Pin
in the presence of :-)		Designation:	Director

Signed by	)	/s/ Goh Choo Guan
for an on behalf of	)
HTL FURNITURE (China) CO.,LTD	)
(Co. No: 91320583628382358X))		Name:	Goh Choo Guan
in the presence of :	)	Designation:	General Manager

7

Annex 1

The Products

1) HTL

2) Domicil

3) Fabbrica

4) Corium

5) Kokunn

6) Gallery

7) Relax Studio

8) And any other Products agreed between the Buyer and the Contractor

8

Annex 2

Purchase Order Process Flow

9

Annex 3

Manufacturing Process Flow

10

Annex 4

Fee Structure

Definitions:-

(a)	“Arms length prices” shall mean prices determined in a manner consistent with the Transfer Pricing Guidelines for Multinational Enterprises and Tax Administrations, published by Organization for Economic Cooperation and Development.

(b)	“Operating assets” shall mean the net written down value (as defined under generally accepted accounting principles) of all assets used by Contractor in the manufacture of the Products under this Agreement including but not limited to current assets such as accounts receivable and inventories, and property, plant and equipment, but excluding investments in subsidiaries or associates, portfolio investments and cash and cash equivalents.

(c)	“Cost” shall mean the fully absorbed product cost to produce the Products as defined under generally accepted accounting principles.

Pricing Principles:-

1.1	The parties intend that the transfer prices for the Products shall at arm’s length reflecting:

(a)	the manufacturing functions performed by Contractor;
(b)	the operating assets employed by Contractor to the extent allocated to the manufacture of the Products; and
(c)	the market and business risks assumed by Contractor.

1.2	The arm’s length prices for the payment of the Products are best determined by application of the cost plus method.

1.3	The cost plus method determines arm’s length transfer prices for Products by reference to adjusted mark-ups on cost of comparable uncontrolled manufacturers performing similar manufacturing functions and assuming substantially the same market and business risks as are performed and assumed by Contractor.

1.4	The parties intend to review the range of adjusted mark-ups on cost on a periodic basis and shall confirm for each calendar year, as set out in Clause 2.2, whether there shall be any amendment to the range of adjusted mark-ups as may appropriate under the circumstances of such subsequent calendar year, in order to provide an arm’s length return to Contractor.

Determination of Prices:

The determination of prices should be based on the formula stated below:

RAW MATERIALS + MARK UP

11